[Fortress International Group, Inc. Letterhead]

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

August 26, 2008
Harvey L. Weiss
c/o Fortress International Group, Inc.
7226 Lee DeForest Drive, Suite 203
Columbia, MD 21046

Dear Mr. Weiss:

Reference is hereby made to the Executive Employment Agreement, dated January 19, 2007 (the “Agreement”), entered into between you (the “Executive”) and Fortress International Group, Inc. (formerly Fortress America Acquisition Corporation), (the “Company”).

The parties hereby agree to amend the Agreement as follows:

1.
Change “WHEREAS, the Company desires to retain the services of the Executive as the Chairman of the Board of Directors of the Company upon the terms and conditions set forth herein.” to “WHEREAS, the Company desires to retain the services of the Executive upon the terms and conditions set forth herein

2.	Section 2.1.1 is hereby deleted in its entirety and replaced with the following:

2.1.1 Expressly conditioned upon the closing (the “Closing”) under the Purchase Agreement and effective as of the date of the Closing (the “Closing Date”), the Company hereby employs the Executive, and the Executive hereby accepts said employment and agrees to render services to the Company, on the terms and conditions set forth in this Agreement for the period (the "Employment Period") beginning on the Closing Date and ending when such period is terminated pursuant to the terms hereof. Unless earlier terminated by either the Company or the Executive as hereinafter provided, the Employment Period shall continue through the fifth (5th) anniversary of the Closing Date ("Expiration Date"); provided, however, that if this Agreement is renewed pursuant to Section 2.1.2 below, then the “Expiration Date” for the then current “Renewal Term” (as hereinafter defined) shall be the date that is last day of the one year period of that Renewal Term). Notwithstanding anything to the contrary continued in this Section 2.1.1, if the Closing under the Purchase Agreement does not occur, this Agreement shall be null and void and of no force and effect.

3.  Section 3.1 is hereby deleted in its entirety and replaced with the following:

3.1.  Base Salary. During the Employment Period, the Company shall pay the Executive an initial base salary of Two Hundred Thousand Dollars ($200,000.00) per year ("Base Salary") paid in approximately equal installments bi-weekly until August 28, 2008. During the period from August 28th 2008 through the “Expiration Date” the Company shall pay the Executive a base salary of One Hundred Thousand Dollars ($100,000.00) per year ("Base Salary") paid in approximately equal installments bi-weekly . The Company will review the Executive’s Base Salary on December 31 of each year of the Employment Period in order to determine what Base Salary adjustments, if any, shall be made but in no event may the Executive's Base Salary be reduced below that paid in the preceding year.

4.  Section 3.2 is hereby deleted in its entirety and replaced with the following:

3.2.  Annual Bonus. For calendar year 2006 (ending on or about December 31, 2006) and for each other calendar year that begins during the Employment Period (each such calendar year, a "Bonus Year"), the Executive shall be eligible to receive a bonus in an amount and on such terms as are established by the Company's Board up to fifty percent (50%) of the Original $200,000 Base Salary (each, a "Bonus") in accordance with the bonus plan or formula applicable to the Executive which shall be equal in percentage to that of the CEO. The 2006 Bonus shall be prorated to reflect that the 2006 Bonus Year is a partial year commencing on the Closing Date and ending on December 31, 2006. In addition, the Executive shall be eligible for any other bonus as the Board may determine in its sole discretion. Any Bonus for an applicable calendar year, or portion thereof, shall be paid to the Executive no later than the conclusion of the first calendar quarter following each calendar year.

5. Section 4.1 is hereby deleted in its entirety and the monthly payment for office allowance shall cease.

6. Section 7.4.2 is hereby deleted in its entirety and replaced with the following:
7.4.2 The Company at Company’s option, by written notice delivered to Executive not less than thirty (30) days prior to the expiration of the then current, applicable Restrictive Period, may extend the Restrictive Period (as previously extended under this Section 7.4.2) for an additional twelve (12) months, provided that Company pays to Executive during the extended Restrictive Period an amount equal to the Executive’s Original Base Salary or the Current Base Salary whichever is greater(at the rate effective as of the applicable Termination Date and over time and in the manner Executive would have received these payments had he continued to be employed by the Company).

The Amendment is effective as of August 26, 2008. Except as otherwise set forth herein, the Agreement shall remain in full force and effect.

Please confirm your agreement with this Amendment by signing in the space provided below.

Yours Sincerely, Fortress International Group, Inc.

By:	/s/ Thomas P. Rosato
Name: Thomas P. Rosato Title: CEO

Accepted and Agreed

By: /s/ Harvey L. Weiss
Name: Harvey L. Weiss